  Exhibit 99.1

CORMEDIX INC. ANNOUNCES FDA MEETING UPDATE
Cleared to Request Approval under LPAD; FDA to Review LOCK-IT-100 Clinical Data

Berkeley Heights, NJ – February 14, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it has begun discussions with the U.S. FDA regarding its recently completed and unblinded Phase 3 LOCK-IT-100 study to support regulatory approval for Neutrolin®, the Company’s investigational product under development as a catheter lock solution for patients suffering from end stage renal disease undergoing hemodialysis.

At the meeting, the FDA agreed that the Company could request consideration of Neutrolin for approval under the LPAD (Limited Population Pathway for Antibacterial and Antifungal Drugs) pathway.

Data originally submitted to the FDA included preliminary analyses from 653 subjects at the time of the interim analysis, including the first 28 cases of catheter-related blood stream infection (CRBSI). Because the study continued enrolling and treating subjects until study termination in August 2018, the full data set is based on a total of 795 subjects and 41 CRBSI events, as determined by the Clinical Adjudication Committee. The Company announced the topline results of the full data set of LOCK-IT-100 on January 30, 2019 shortly after the study data was unblinded.

The Company agreed at the meeting to provide FDA a detailed analysis of the full data set including secondary endpoints from the LOCK-IT-100 study to facilitate FDA’s consideration of CorMedix’s request to file the New Drug Application (NDA) for Neutrolin on the basis of the LOCK-IT-100 study results. These data became available following the locking and unblinding of the study data in late January 2019. The analysis is planned to be completed over the next few months.

Khoso Baluch, President and CEO of CorMedix, commented, “We believe our meeting with the FDA was very productive and we look forward to continuing discussions with them on whether LOCK-IT-100 is adequate to support the NDA submission. We understand FDA’s desire to assess the full data set. We will continue to pursue our goal of filing the NDA based on the single study, and appreciate the guidance received from the FDA.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections have significant treatment costs and lead to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provide the potential for priority review of a marketing application by FDA and allow for a total of ten years of market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Neutrolin development path; the resources needed to complete the information required to submit a new drug application for Neutrolin to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746